Exhibit 15


November __, 2001

FirstEnergy Corp.:

We are aware that FirstEnergy Corp. has incorporated by reference in its Registration Statement on Form S-8 relating to the registration of 1,730,000 shares of FirstEnergy Corp. Common Stock to be issued pursuant to the GPU, Inc. 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries, the Deferred Stock Unit Plan for Outside Directors of GPU, Inc. and the GPU, Inc. Stock Option and Restricted Stock Plan for MYR Group Inc. Employees, its Form 10-Qs for the quarters ended June 30, 2001 and March 31, 2001, which include our reports dated August 8, 2001 and May 14, 2001, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP




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